Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and
Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	February 23, 2012

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Fourth Quarter 2011 Revenues Rise 6.6%; up 6.8% Constant Currency

Fourth Quarter 2011 GAAP EPS of $1.02

Fourth Quarter 2011 Adjusted EPS of $1.07

includes $0.17 adjustment associated with early termination of interest rate swap

Preliminary 2012 Outlook Provided

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the fourth quarter and full year ended December 31, 2011 as well as its preliminary outlook for 2012.

THREE MONTH RESULTS

Fourth quarter 2011 net revenues were $411.7 million, an increase of 6.6% over the prior year period. Excluding the impact of foreign exchange, fourth quarter 2011 net revenues increased 6.8% over the prior year period.

Fourth quarter 2011 GAAP diluted earnings per share from continuing operations was $1.02, an increase of 209.1% over the prior year period. Fourth quarter 2011 adjusted diluted earnings per share from continuing operations was $1.07, an increase of 28.9% over the prior year period. Our profitability improvement, as compared to the fourth quarter of 2010, was related to an increase in sales volume, improved pricing, as well as a reduction in interest and income tax expenses. This was offset partially by higher manufacturing, raw material and fuel-related costs, continued investment in sales, marketing and research and development, and the recognition for adjusted earnings per share purposes of the cost associated with the early termination of an interest rate swap.

“Our solid fourth quarter performance capped off a very successful year for Teleflex,” said Benson Smith, Chairman, President and CEO. “Strong revenue growth was driven by our sales organization’s outstanding execution in all geographic regions, as well as improved customer service levels. Growth from all product categories and improved pricing trends in key markets contributed to the revenue gains. At the same time, we continued to make investments in sales and marketing, and research and development to support our longer-term growth objectives. We believe that during the course of 2011 we have created a platform that allows for sustainable and profitable growth in the future.”

Added Mr. Smith, “As we look ahead, we are extremely optimistic about our growth prospects for 2012. Teleflex is well positioned as a medical device leader to capitalize on our growth opportunities and deliver superior shareholder value.”

FOURTH QUARTER NET REVENUE BY PRODUCT GROUP

Critical Care fourth quarter 2011 net revenues were $268.2 million, an increase of 4.1% over the prior year period on an as reported basis. Excluding the impact of foreign exchange, fourth quarter 2011 net revenues increased 4.3% over the prior year period. The increase in revenue was due to higher sales of anesthesia, urology, respiratory and vascular access products.

Surgical Care fourth quarter 2011 net revenues were $73.5 million, an increase of 2.5% over the prior year period on an as reported basis. Excluding the impact of foreign exchange, fourth quarter 2011 net revenues increased 2.7% over the prior year period. The increase in revenue was due to higher sales of ligation products.

Cardiac Care fourth quarter 2011 net revenues were $22.0 million, an increase of 36.9% over the prior year period. Excluding the impact of foreign exchange, fourth quarter 2011 net revenues increased 37.7% over the prior year period. The increase in revenue was due to higher sales of intra-aortic balloon pumps and catheters, as well as the impact of a product recall which occurred in the prior year quarter.

OEM and Development Services fourth quarter 2011 net revenues were $47.7 million, an increase of 18.0% over the prior year period on an as reported basis. Excluding the impact of foreign exchange, fourth quarter 2011 net revenues increased 18.2% over the prior year period. The increase in revenue was due to higher sales of specialty suture and catheter fabrication products.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		% Increase/ (Decrease)
	December 31, 2011	December 31, 2010	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$268.2	$257.8	4.3%	(0.2%)	4.1%
Surgical Care	73.5	71.7	2.7%	(0.2%)	2.5%
Cardiac Care	22.0	16.1	37.7%	(0.8%)	36.9%
OEM	47.7	40.4	18.2%	(0.2%)	18.0%
Other	0.3	0.3	—	—	—

Total	$411.7	$386.3	6.8%	(0.2%)	6.6%

OTHER FINANCIAL INFORMATION AND PERFORMANCE METRICS

Depreciation and amortization expense of intangible assets and deferred financing costs and debt discount for the twelve months of 2011 was $99.1 million compared to $92.6 million for the prior year period.

Net cash provided by operating activities from continuing operations for the twelve months of 2011 was $103.1 million compared to $151.6 million for the prior year period.

Cash and cash equivalents at December 31, 2011 were $584.1 million.

Net accounts receivable at December 31, 2011 were $286.2 million.

Net inventories at December 31, 2011 were $298.8 million.

Net debt obligations at December 31, 2011 were $445.9 million.

The Company finds that comparisons to the December 31, 2010 balance sheet amounts are not meaningful because several businesses were sold during 2011.

TWELVE MONTH RESULTS

Net revenues for the twelve months of 2011 were $1.53 billion, an increase of 6.7% over the prior year period. Excluding the impact of foreign exchange, net revenues for the twelve months of 2011 increased 4.3% over the prior year period.

GAAP diluted earnings per share from continuing operations for the twelve months of 2011 was $2.96, an increase of 33.9% over the prior year period. Adjusted diluted earnings per share from continuing operations for the twelve months of 2011 was $3.93, an increase of 4.2% over the prior year period. The increase in adjusted diluted earnings per share is related to an increase in sales volume and reduced interest and income tax expenses. This was somewhat offset by higher manufacturing, raw material and fuel-related freight costs, unfavorable product mix, the continued investment in sales, marketing and research and development, and the acceleration of expense due to the early termination of an interest rate swap.

2012 OUTLOOK

The Company’s financial estimates for 2012 are as follows:

Constant currency revenue growth between 4.0% and 6.0% for full year 2012.

Adjusted earnings per share in the range of $4.25 to $4.45.

2012 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	September 30,	September 30,
	Low	High

Diluted earnings per share attributable to common shareholders	$3.18	$3.38

Special items, net of tax	$0.25	$0.25

Intangible amortization expense, net of tax	$0.66	$0.66

Amortization of debt discount on convertible notes, net of tax	$0.16	$0.16

Adjusted earnings per share	$4.25	$4.45

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until February 28, 2012, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 36708812.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Constant currency revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes the effect of charges associated with our restructuring programs and asset impairments, losses and other charges related to refinancing transactions, costs associated with severance payments and benefits to be provided to our former chief executive officer, charges related to product rationalizations, intangible amortization expense and the amortization of debt discount on convertible notes; and (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below; provided, however, that a reconciliation of forecasted constant currency revenue growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	September 30,	September 30,
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common	$41,664	$13,404
shareholders	$1.02	$0.33

Intangible amortization expense	10,917	10,456

Tax benefit	(4,051)	(3,840)

Intangible amortization expense, net of tax	6,866	6,616

	$0.17	$0.16

Amortization of debt discount on convertible notes	2,487	2,303
Tax benefit	(909)	(838)

Amortization of debt discount on convertible notes, net of tax	1,578	1,465

	$0.04	$0.04

Restructuring and impairment charges	4,058	1,196
Tax benefit	(1,540)	(360)

Restructuring and impairment charges, net of tax	2,518	836

	$0.06	$0.02

Losses and other charges (A)	2,554	22,048
Tax benefit	(791)	(8,126)

Losses and other charges, net of tax	1,763	13,922

	$0.04	$0.35

Early termination of interest rate swap (B)	(11,056)	—
Tax expense	4,024	—

Early termination of interest rate swap, net of tax	(7,032)	—

	($0.17)	—

Tax Adjustments (C)	(3,334)	(2,939)

	($0.08)	($0.07)

Adjusted income and diluted earnings per share	$44,023	$33,304

	$1.07	$0.83

(A)	In 2011, losses and other charges include costs attributed to a Stock Keeping Unit (“SKU”) rationalization to eliminate SKUs based on low sales volume or insufficient margins to help improve future profitability. The net of tax impact was approximately $1.3 million, or $0.03 per share; $0.4 million, net of tax, or $0.01 per share, related to the sale of a facility. In 2010, losses and other charges include approximately $10.4 million, net of tax, or $0.26 per share, related to the loss on extinguishment of debt; $3.6 million, net of tax, or $0.09 per share, related to factory shut-down costs associated with the custom IV tubing product.

(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment of approximately $14.8 million, which included $3.1 million of accrued interest. The net of tax impact was approximately $7.0 million, or $0.17 per share. For GAAP purposes, the Company will amortize this amount as additional interest expense over the original term of the interest rate swap which was scheduled to expire in September 2012.

(C)	The tax adjustment represents a net benefit resulting from the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	September 30,	September 30,
	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common	$120,682	$88,829
shareholders	$2.96	$2.21

Intangible amortization expense	44,113	42,244

Tax benefit	(16,168)	(15,378)

Intangible amortization expense, net of tax	27,945	26,866

	$0.68	$0.67

Amortization of debt discount on convertible notes	9,699	3,839
Tax benefit	(3,530)	(1,395)

Amortization of debt discount on convertible notes, net of tax	6,169	2,444

	$0.15	$0.06

Restructuring and impairment charges	4,768	2,875
Tax benefit	(1,790)	(1,012)

Restructuring and impairment charges, net of tax	2,978	1,863

	$0.07	$0.05

Losses and other charges (A)	23,467	54,790
Tax benefit	(8,392)	(19,992)

Losses and other charges, net of tax	15,075	34,798

	$0.37	$0.86

Early termination of interest rate swap (B)	(11,056)	—
Tax expense	4,024	—

Early termination of interest rate swap, net of tax	(7,032)	—

	$(0.17)	—

Tax adjustments (C)	(5,499)	(2,939)

	$(0.13)	$(0.07)

Adjusted income and diluted earnings per share	$160,318	$151,861

	$3.93	$3.77

(A)	In 2011, losses and other charges include approximately $9.8 million, net of tax, or $0.24 per share, related to the loss on extinguishment of debt; approximately $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits to be provided to our former chief executive officer; costs attributed to a Stock Keeping Unit (“SKU”) rationalization to eliminate SKUs based on low sales volume or insufficient margins to help improve future profitability. The net of tax impact was approximately $1.3 million, or $0.03 per share; and approximately $0.4 million, net of tax, or $0.01 per share, related to the sale of a facility. In 2010, losses and other charges include approximately $31.3 million, net of tax, or $0.78 per share, related to the loss on extinguishment of debt; and approximately $3.6 million, net of tax, or $0.09 per share, related to factory shut-down costs associated with the custom IV tubing product.

(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment of approximately $14.8 million, which included $3.1 million of accrued interest. The net of tax impact was approximately $7.0 million, or $0.17 per share. For GAAP purposes, the Company will amortize this amount as additional interest expense over the original term of the interest rate swap which was scheduled to expire in September 2012.

(C)	The tax adjustment represents a net benefit resulting from the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters.

RECONCILIATION OF NET DEBT OBLIGATIONS

	September 30,	September 30,
	December 31, 2011	December 31, 2010
	(Dollars in thousands)

Note payable and current portion of long-term borrowings	$4,986	$103,711

Long term borrowings	954,809	813,409

Unamortized debt discount	70,191	79,891

Total debt obligations	1,029,986	997,011

Less: cash and cash equivalents	584,088	208,452

Net debt obligations	$445,898	$788,559

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,500 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements relating to forecasted 2012 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	September 30,	September 30,
	Three Months Ended
	December 31, 2011	December 31, 2010
	(Dollars and shares in thousands, except per share)
Net revenues	$411,730	$386,277
Cost of goods sold	219,699	209,482

Gross profit	192,031	176,795
Selling, general and administrative expenses	111,924	112,963
Research and development expenses	12,913	12,451
Restructuring and other impairment charges	3,494	1,196
Net loss (gain) on sales of businesses and assets	582	(158)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	63,118	50,343
Interest expense	19,209	21,288
Interest income	(584)	(144)
Loss on extinguishments of debt	—	16,276

Income from continuing operations before taxes	44,493	12,923
Taxes (benefit) on income from continuing operations	2,578	(685)

Income from continuing operations	41,915	13,608

Operating income from discontinued operations (including gain on disposal of $218,365 and $76,140, respectively)	216,932	91,575
Taxes on income from discontinued operations	90,626	23,747

Income from discontinued operations	126,306	67,828

Net income	168,221	81,436
Less: Income from continuing operations attributable to noncontrolling interest	251	204
Income from discontinued operations attributable to noncontrolling interest	174	154

Net income attributable to common shareholders	$167,796	$81,078

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.02	$0.34
Income from discontinued operations	3.10	1.69

Net income	$4.12	$2.03

Diluted:
Income from continuing operations	$1.02	$0.33
Income from discontinued operations	3.08	1.68

Net income	$4.10	$2.01

Dividends per common share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	40,727	39,987
Diluted	40,965	40,313

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$41,664	$13,404
Income from discontinued operations, net of tax	126,132	67,674

Net income	$167,796	$81,078

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	September 30,	September 30,
	Twelve Months Ended
	December 31, 2011	December 31, 2010
	(Dollars and shares in thousands, except per share)
Net revenues	$1,528,911	$1,433,282
Cost of goods sold	810,070	744,811

Gross profit	718,841	688,471
Selling, general and administrative expenses	429,262	409,924
Research and development expenses	48,732	42,621
Restructuring and other impairment charges	7,092	2,875
Net loss (gain) on sales of businesses and assets	582	(341)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	233,173	233,392
Interest expense	70,317	79,789
Interest income	(1,260)	(719)
Loss on extinguishments of debt	15,413	46,630

Income from continuing operations before taxes	148,703	107,692
Taxes on income from continuing operations	27,000	18,002

Income from continuing operations	121,703	89,690

Operating income from discontinued operations (including gain on disposal of $270,630 and $114,702, respectively)	289,080	165,727
Taxes on income from discontinued operations	85,816	52,962

Income from discontinued operations	203,264	112,765

Net income	324,967	202,455
Less: Income from continuing operations attributable to noncontrolling interest	1,021	861
Income from discontinued operations attributable to noncontrolling interest	617	500

Net income attributable to common shareholders	$323,329	$201,094

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$2.98	$2.23
Income from discontinued operations	5.00	2.81

Net income	$7.98	$5.04

Diluted:
Income from continuing operations	$2.96	$2.21
Income from discontinued operations	4.97	2.79

Net income	$7.92	$4.99

Dividends per common share	$1.36	$1.36

Weighted average common shares outstanding:
Basic	40,501	39,906
Diluted	40,801	40,280

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$120,682	$88,829
Income from discontinued operations, net of tax	202,647	112,265

Net income	$323,329	$201,094

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	December 31, 2011	December 31, 2010
	(Dollars in thousands)
ASSETS
Current assets

Cash and cash equivalents	$584,088	$208,452
Accounts receivable, net	286,226	294,196
Inventories, net	298,775	338,598
Prepaid expenses and other current assets	33,405	28,831
Prepaid taxes	28,846	3,888
Deferred tax assets	41,014	39,309
Assets held for sale	7,902	7,959

Total current assets	1,280,256	921,233
Property, plant and equipment, net	251,912	287,705
Goodwill	1,438,542	1,442,411
Intangible assets, net	879,787	918,522
Investments in affiliates	2,008	4,899
Deferred tax assets	278	358
Other assets	71,320	68,027

Total assets	$3,924,103	$3,643,155

LIABILITIES AND EQUITY

Current liabilities
Notes payable	$4,986	$31,211
Current portion of long-term debt	—	72,500
Accounts payable	67,092	84,846
Accrued expenses	78,160	88,976
Payroll and benefit-related liabilities	64,386	71,418
Derivative liabilities	633	15,634
Accrued interest	10,960	18,347
Income taxes payable	21,084	4,886
Current liability for uncertain tax positions	22,656	28,512
Deferred tax liabilities	1,050	4,433

Total current liabilities	271,007	420,763
Long-term borrowings	954,809	813,409
Deferred tax liabilities	420,833	370,819
Pension and postretirement benefit liabilities	194,984	141,769
Noncurrent liability for uncertain tax positions	61,688	62,602
Other liabilities	37,999	46,515

Total liabilities	1,941,320	1,855,877

Commitments and contingencies
Common Shareholders’ equity
Common shares, $1 par value Issued: 2011 — 42,923 shares; 2010 — 42,245 shares	42,923	42,245
Additional paid-in capital	380,965	349,156
Retained earnings	1,847,106	1,578,913
Accumulated other comprehensive income (loss)	(159,353)	(51,880)

	2,111,641	1,918,434
Less: Treasury stock, at cost	131,053	135,058

Total common shareholders’ equity	1,980,588	1,783,376

Noncontrolling interest	2,195	3,902

Total equity	1,982,783	1,787,278

Total liabilities and equity	$3,924,103	$3,643,155